UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 8, 2010

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Loan and Security Agreement

On February 8, 2010, EnteroMedics Inc. (the “Company”) and Silicon Valley Bank (the “Bank”) entered into a First Amendment (the “Amendment”) to the Loan and Security Agreement, effective as of November 18, 2008, by and among the Company and the Bank, Venture Lending & Leasing V, Inc. and Compass Horizon Funding Company, as lenders (the “Prior Loan Agreement”). The Prior Loan Agreement was previously disclosed and attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 24, 2008. As of January 5, 2010, the Company had repaid the outstanding principal amount due to Venture Lending & Leasing V, Inc. and Compass Horizon Funding Company pursuant to the Prior Loan Agreement. The purpose of the Amendment is to establish the terms by which the Company will repay the remaining outstanding Term Loan to the Bank.

The Amendment provides that the Bank’s Term Loan shall be repaid with a payment of $383,532.28 on February 1, 2010 followed by consecutive equal monthly payments of $380,421.13 each, commencing on March 1, 2010 and ending on December 1, 2011. It also amends the interest rate due on the remaining principal amount of the Term Loan from 11% to a fixed annual rate of 10%, payable monthly. Pursuant to the Amendment, the conditions pursuant to which the Excluded Collateral (as defined in the Prior Loan Agreement) will be deemed to be included as Collateral (as defined in the Prior Loan Agreement) are changed from the failure to have five months of remaining liquidity to the occurrence of an Event of Default (as defined in the Prior Loan Agreement) after the date of the Amendment or the lender’s awareness after such date of an Event of Default that occurred on or before such date with written notice of such event delivered to the Company. In addition, the Amendment revises the financial covenants in the Prior Loan Agreement to delete the covenant relating to five months of remaining liquidity and to change the liquidity ratio covenant to equal a ratio of (i) the sum of the Company’s unrestricted cash and cash equivalents held with the Bank and the Bank’s affiliates, divided by (ii) the outstanding principal amount of the Term Loan, which is not permitted to be less than 1.50:1.00. Finally, the Amendment adds a new covenant, the breach of which would constitute an Event of Default. The new covenant requires that the Company receive aggregate net proceeds of at least $4,000,000 from new capital transactions after January 1, 2010 and before March 31, 2010 and to keep the proceeds of such transactions at the Bank until used. The Company satisfied this new covenant with the closing, on January 20, 2010, of its sale of 7,438,299 shares of its common stock to certain institutional investors in a “registered direct” offering for gross proceeds of approximately $4,834,894, before deducting estimated offering expenses and placement agent fees.

Other than through the Amendment and the Prior Loan Agreement, the Bank does not have any material relationships with the Company or its affiliates.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K, the terms of which are incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Consulting Agreement

On February 10, 2010, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Nicholas L. Teti, Jr., a member of the Company’s board of directors, which was effective as of February 1, 2010. In connection with entering into the Consulting Agreement, Mr. Teti and the Company agreed to terminate Mr. Teti’s prior consulting agreement with the Company (the “Prior Consulting Agreement”), which was previously disclosed on the Company’s Current Report on Form 8-K filed on June 2, 2009, effective as of the effective date of the new agreement. However, the options that Mr. Teti received in connection with the Prior Consulting Agreement will continue to vest in accordance with their terms.

Pursuant to the Consulting Agreement, Mr. Teti agreed to devote 160 hours per month to providing strategic advice to the Company’s management with respect to the Company’s commercialization planning, business and corporate development activities and investor relations. In exchange for these services, Mr. Teti is entitled to receive (i) a consulting fee of $15,416.67 per month, (ii) reimbursement for actual incidental expenses incurred in performing the agreement not to exceed $100 per month without the Company’s prior written consent, (iii) reimbursement for one-third the cost of Mr. Teti’s administrative assistant expenses and (iv) a non-qualified stock option to purchase 75,000 shares of the Company’s common stock, which vests 33.3% immediately and the remaining 66.7% in equal monthly installments over a three year period. The stock option was granted by the Board of Directors pursuant to the Company’s 2003 Stock Incentive Plan and has a ten-year term and an exercise price equal to the closing price of the Company’s stock on the Nasdaq Capital Market on the date of grant. The Consulting Agreement has a six month term unless it is earlier terminated or extended by the mutual written agreement of the parties. The Consulting Agreement may be terminated upon thirty days written notice by either of the parties or immediately terminated by the Company for any willful breach of the agreement by Mr. Teti or any willful misconduct or malfeasance by Mr. Teti that may be detrimental or harmful to the Company. The Consulting Agreement also includes customary confidentiality, exclusivity, non-solicitation and assignment of invention provisions.

Other than through the Prior Consulting Agreement and the Consulting Agreement and Mr. Teti’s position as a member of the Company’s board of directors, Mr. Teti does not have any material relationships with the Company or its affiliates.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment to Loan and Security Agreement, dated as of February 8, 2010, by and between Silicon Valley Bank and EnteroMedics Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: February 12, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to Loan and Security Agreement, dated as of February 8, 2010, by and between Silicon Valley Bank and EnteroMedics Inc.